Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

RXO, Inc. maintains 38 subsidiaries. Set forth below are the names of wholly owned subsidiaries of RXO, Inc., as of December 31, 2024, that provide freight transportation services.

Name	Jurisdiction of Incorporation
RXO, Inc.	Delaware
RXO Corporate Solutions, LLC	Delaware
RXO Managed Transport, LLC	Delaware
RXO Corporate Services Canada Inc.	Ontario
Jacobson Transportation Company, Inc.	Iowa
Jacobson Logistics Company, L.C.	Iowa
RXO Managed Transport Mexico S. de R.L. de C.V.	Mexico
RXO Last Mile Holding, Inc.	Delaware
RXO Last Mile, Inc.	Georgia
RXO Courier, LLC	Delaware
RXO Last Mile Canada Inc.	Canada
RXO Capacity Solutions, LLC	Delaware
RXO NLM, LLC	Delaware
Bounce Logistics, LLC	Delaware
RXO Express, LLC	Delaware
RXO Air Transport, LLC	Delaware
RXO Dedicated, LLC	Delaware
RXO Capacity Solutions, Inc.	Ontario
RXO Freight Forwarding, Inc.	Delaware
RXO Customs Clearance Solutions, LLC	Delaware
RXO Freight Forwarding Mexico S. de R.L. de C.V.	Mexico
Pacer Holdings Coōperateif U.A.	Netherlands
RXO Freight Forwarding (HK) Limited	Hong Kong
RXO Freight Forwarding Sin Pte. Ltd.	Singapore
XPO Ocean World Lines Europe GmbH	Germany
RXO Hong Kong Freight Forwarding Limited	Hong Kong
RXO China Freight Forwarding Limited	China
RXO Capacity Solutions Mexico S. de R.L. de C.V.	Mexico
Logistics Financing UK Limited	United Kingdom
Logistics Financing UK II Limited	United Kingdom
XPO Global Forwarding Chile SA	Chile
NDO India Private Limited	India
RXO Global Services India Private Limited	India
Coyote Logistics Midco, Inc.	Delaware
Coyote Logistics, LLC	Delaware
Access America Transport, LLC	Tennessee
Coyote Logistics de Mexico, S.A. de C.V. (MX)	Mexico
Coyote Logistics UK Limited	United Kingdom
Coyote Logistics Nederland B.V.	Netherlands